EXHIBIT 1.3
DIRECTORS’ CIRCULAR MAILED TO SHAREHOLDERS

TORONTO, August 25, 2006 - Sterlite Gold Ltd. (“Sterlite Gold” or the “Company”) (TSX:SGD) announced today that it is mailing a Directors’ Circular to its shareholders recommending acceptance of the previously announced offer (the “Offer”) of Vedanta Resources plc (“Vedanta”), through its wholly-owned subsidiary Twin Star International Limited (“TSI”), to purchase all of the outstanding common shares of Sterlite Gold (the “Common Shares”) not already owned by TSI and its affiliates. The Offer is being made at the offer price of C$0.258 in cash per Common Share. The Directors’ Circular is being mailed to shareholders together with the Offer to Purchase and Circular of TSI and Vedanta (the “Vedanta Offer Documents”). The Offer is dated August 25, 2006 and expires at 5:00 p.m. (Toronto time) on September 30, 2006, unless withdrawn or extended, and is subject to certain conditions as set out in the Vedanta Offer Documents.

As indicated in the Directors’ Circular, Sterlite Gold’s Board of Directors unanimously recommends that shareholders accept and tender their shares to the Offer. The Board of Directors, based on the recommendation of a special committee of Sterlite Gold’s independent directors, has concluded that the Offer is fair to holders of Common Shares (other than TSI and its affiliates) and in the best interests of Sterlite Gold and its shareholders.

At present, the Offer is not being made to, and the Vedanta Offer Documents and the Directors’ Circular have not been mailed to, the relatively small proportion of Sterlite Gold shareholders resident in the United States. Vedanta has announced its intention to include U.S. resident shareholders in the Offer subject to securing all required regulatory approvals.

Vedanta and Sterlite Gold have filed the Vedanta Offer Documents and the Directors’ Circular and related documents on SEDAR. Investors are urged to read these materials because they contain important information. Investors may obtain a copy of these materials (when available) without charge on SEDAR at www.sedar.com.

The Offer is not being, and will not be, made in any jurisdiction where not permitted by law. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be, any sale of securities in any jurisdiction in which the Offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note on Forward-Looking Statements

Some of the statements contained in this release are forward-looking statements, such as estimates and statements that describe the Offer and the Company's, TSI’s or Vedanta’s future plans, expectations, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as "believes", "anticipates", "intends", "expects", "estimates", "may", "could", "would", "should", "will", "plan" or "potential". This information is based upon certain material factors and assumptions that were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, the Company's financial condition and prospects, could differ materially from those currently anticipated in such statements by reason of factors such as the productivity of Sterlite

Gold's mining properties, changes in general economic conditions and conditions in the financial markets, changes in demand and prices for gold, litigation, environmental, legislative and other judicial, regulatory, political and competitive developments in areas in which Sterlite Gold operates, technological and operational difficulties encountered in connection with Sterlite Gold's mining activities, labour relations matters, costs and changing foreign exchange rates. This list is not exhaustive of the factors that may affect any of the Company's forward-looking statements contained in this release. These and other factors should be considered carefully and readers should not place undue reliance on the Company's forward-looking statements. Further information regarding these and other factors which may cause results to differ materially from those projected in forward-looking statements are included in the filings made by the Company with Canadian securities regulatory authorities, available at www.sedar.com. The Company does not undertake to update any forward-looking statement that may be made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.

For further information please contact:

Mr. B.S. Vadivelu
Chief Financial Officer, Sterlite Gold
E-mail: vadivelu@agrc.am
Tel: +374-1-542270/544287